MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed equity REIT

PRESS RELEASE

FROM:	SIMON R.C. WADSWORTH
SUBJECT:	MAA RAISES 2005 GUIDANCE
DATE:	DECEMBER 20, 2005

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it is raising its fourth quarter guidance for 2005. The Company now expects funds from operations (“FFO”) to be in the range of $0.76 to $0.81 cents per share/unit, compared to a prior range of $0.72 cents to $0.77 cents. FFO for the year is projected to be $3.14 to $3.19 per share/unit.

Simon Wadsworth, CFO, said “New programs that we’ve recently implemented to enhance revenues and collections are proving to be quite successful and we’ve also been helped by stronger market conditions than anticipated. Revenues for the first two months of the quarter are trending ahead of projections and we anticipate this will continue through the balance of the quarter.”

Mid-America provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,227 apartment units throughout the southeast and southcentral U.S. For further information, please refer to our website at www.maac.net or contact Investor Relations at (901) 682-6600, ext. 371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K/A, particularly including the risk factors contained in the latter filing.